Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Pilgrim’s Pride Corporation

We consent to the incorporation by reference in the registration statement on Form S-8 (filed on February 27, 2013) of Pilgrim's Pride Corporation of our reports dated February 15, 2013, with respect to the consolidated balance sheet of Pilgrim's Pride Corporation as of December 30, 2012 and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for the fifty three weeks ended December 30, 2012, and the effectiveness of internal control over financial reporting as of December 30, 2012, which reports appear in the December 30, 2012 annual report on Form 10-K of Pilgrim's Pride Corporation and to the reference to our firm under the heading “Experts” in the registration statement.

The audit report covering the December 30, 2012 Consolidated Financial Statements contains an explanatory paragraph that states that we also have audited the retrospective adjustments applied to earnings per share in the 2011 and 2010 consolidated financial statements as described in “Note 15. Stockholder's Equity” under the section “Rights Offering.” In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2011 and 2010 consolidated financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2011 and 2010 consolidated financial statements taken as a whole.

/s/ KPMG LLP

Denver, Colorado
February 27, 2013